Exhibit 10.2

EXECUTIVE EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated this 1st day of January, 2023 (the “Effective Date”), by and among Acesis Holdings Corporation (the “Company”) a Nevada Corporation with offices at 9233 Park Meadows Drive - Suite 108, Lone Tree, Colorado 80124 UNITED STATES and its wholly owned subsidiaries Acesis BioMed Ltd (“Acesis UK”) a UK Chartered company and Acesis Biomed US, Inc. (“Acesis US”) (which all three together comprise the “Group or Company”), and Duane C. Knight, Jr., personally and individually (“Executive”).

WHEREAS, Executive has been appointed Chief Financial Officer of each of the Group companies and is an integral part of the Company’s executive and management operations;

WHEREAS, it is the desire of the Board of Directors of the Company to assure itself of the continued executive and management services of Executive by employing Executive in the position of Chief Financial Officer;

WHEREAS, Executive is desirous of committing himself to serve the Group pursuant to the terms provided herein; and

WHEREAS, the Company is desirous of entering into a non-compete agreement with Executive.

WHEREAS, this agreement shall supersede and replace all previous employment agreements between any Group company and Executive, which prior agreements shall become null and void upon the execution hereof.

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties agree as follows:

1.             Definitions.

1.1.       “Cause” shall mean:

a.        Executive’s willful misfeasance or nonfeasance of duty with the intent to injure, or having the effect of injuring in some material fashion, the reputation, business or business relationships of the Group;

b.        Executive’s plea of guilty or no contest to or conviction of a crime involving moral turpitude, whether or not committed during the term of employment;

c.        Executive’s commitment of any unethical, fraudulent or felonious act (which was not the result of an inadvertent or innocent mistake) with respect to his duties to the Group;

d.        Executive’s prolonged absence from employment (other than by reason of disability, as certified by a registered physician, due to physical or mental illness); or

e.        Executive’s refusal to become a full-time employee when requested by the Board of Directors.

1.2.       Termination for Good Reason shall mean the voluntary termination by Executive of his employment with the Group following:

a.        A material reduction in his employment responsibilities or title with the Company as they existed as of the Effective Date;

b.        A reduction by the Company in Executive’s salary or a material reduction by the Company in Executive’s benefits as in effect on the Effective Date or as the same may be increased from time to time or

c.       A required relocation of Executive’s office outside of a 50-mile radius of Denver, Colorado, without Executive’s written consent.

2.             Employment. Company shall employ Executive and Executive shall be employed as Group’s Chief Financial Officer, or in another position by mutual written agreement of the parties and consistent with Executive’s responsibilities in those positions, to which he may hereafter be elected or appointed during his term of employment with the Group. Executive shall be a part time employee of the Company spending a minimum of 12 hours per week on Group matters until the Board of Directors and Executive reasonably determine that the activities required by his position require amendment.

3.             Responsibilities. During the term of employment, Executive shall render such services to the Group as are reasonably required by the Board of Directors and as may be required by virtue of the office(s) and positions held by Executive, and generally be accountable for the administrative, financial, and risk management operations of the company, to include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. Executive will report directly to the Company’s Chief Executive Officer.

4.             Term. Subject to earlier termination as hereafter provided, Executive’s employment hereunder shall be for a term of one (1) year commencing on the Effective Date hereof, and may be extended or renewed only by a written agreement signed by Executive and an expressly authorized representative of the Company. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

5.             Compensation and Benefits.

5.1.       Base Salary. As full compensation for all services rendered pursuant to this Agreement, Company agrees to pay Executive a base salary, as the Board of Directors may designate from time to time, at a part-time rate of Sixty Thousand Dollars ($60,000) per year, less applicable taxes and withholdings.

5.2.       Bonus. Executive shall be eligible annually for a maximum bonus of thirty percent (30%) of the Base Salary payable in cash. The amount of the bonus shall be determined by the Board of Directors, based on its assessment, in its discretion, of Executive’s performance and that of the Company against appropriate goals established annually by the Board of Directors. Any bonus compensation less applicable taxes and withholding paid to Executive shall be in addition to the Base Salary.

5.3.       Expenses. During the term of Executive’s employment, Company shall reimburse Executive for his reasonable professional certification, travel, business entertainment, mobile phone, and other business expenses incurred in the performance of his duties, subject to the rules and regulations adopted by Company for the handling of such business expenses.

5.4.       Other Benefits. During the term of Executive’s employment, Company shall offer to Executive the same insurance coverage and other benefits that Company makes available to other similarly situated employees and/or executives; such benefits shall include, but not be limited to, a stock option plan and a 401(k) plan if Executive is eligible to participate. Any benefits provided by Company shall be provided pursuant to the provisions of the agreements, policies, and plans maintained by Company regarding or regulating those individual benefits.

5.5.       Vacation. During the term of the Executive’s employment, the Executive will be paid for four weeks’ vacation each year.

5.6.       Stock Option Plan. The Company shall establish an equity incentive plan and the Executive will participate in such plan by being granted equity awards thereunder, which awards will be performance-based incentive awards in an amount to be determined by the Board.

6.             Covenant Not to Compete.

6.1.       In consideration of this Agreement, Executive will not, during the term of his employment and for one (1) year after his date of termination, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, investor, or financier, or in any other individual or representative capacity, participate in or consult with any division or unit of any business in the United States that manufactures, designs, distributes or sells products that directly compete with Group’s current products or products currently identified and/or under development by the Group. Notwithstanding the foregoing, Executive shall not be prohibited, while this non-compete restriction is in effect, from working in any division or unit of a medical devices company in a manner and capacity which is not directly or indirectly competitive with the Group.

6.2.       An investment by Executive of up to 5% of the outstanding equity in a publicly traded corporation shall not constitute a violation of this Section 6. Executive acknowledges that this covenant not to compete is reasonable as to geographic scope and duration. This non-competition agreement supersedes any non-competition agreement Executive may have executed before this date.

6.3.       During Executive’s employment with the Group and for a period of one (1) year thereafter, Executive will not directly or indirectly (a) solicit, encourage or cause others to solicit or encourage any employees of the Group to terminate their employment with the Group; (b) interfere with the relationship between Group and any employee; (c) solicit or service, in any manner competitive with the Group, any supplier, client or customer of the Group who was solicited during Executive’s employment; or (d) interfere or attempt to interfere with any transaction involving the Group.

7.             Severance. If at any time after six (6) months after the Effective Date and for a period of one year from the Effective Date Executive is terminated without Cause, or resigns for Good Reason at any time, the Company shall pay Executive a severance payment equal to Three (3) months of his then-current Base Salary in accordance with Executive’s customary salary payments and less applicable taxes and withholdings. If at any time after twelve (12) months after the Effective Date Executive is terminated without Cause, or resigns for Good Reason at any time, the Company shall pay Executive a severance payment equal to Six (6) months of his then-current Base Salary in accordance with Executive’s customary salary payments and less applicable taxes and withholdings. If the Company chooses not to renew this Agreement at the end of the Term specified in Section 4 hereof, such non-renewal shall be deemed for purposes of this Section 7 as a termination without Cause. In the event either party hereto terminates this Agreement because funding has not been raised through an offering of the Company’s common stock yielding at least $ 4 million in net proceeds to the Company, no severance shall be due and payable by the Company to Executive.

8.             Remedies for Breach. Executive acknowledges that the legal remedies for breach of the covenants contained in Sections 6 and 7 may be inadequate, and therefore agrees that, in addition to any or all other remedies available to Company in the event of a proven breach of any covenant contained in Sections 6 or 7, Company may seek to obtain preliminary and permanent injunctions against any and all such actions without posting any bond.

9.             Confidential Information.

9.1.       Executive acknowledges that the Group continually develops Confidential Information, that Executive may develop Confidential Information for the Group and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Group for protecting Confidential Information and shall not disclose or use, other than as required by applicable law or for the proper performance of his duties to the Group, any Confidential Information obtained by Executive incident to his employment or other association with the Group. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Group that is not generally known by others with whom it competes or does business, or with whom the Group plans to compete or do business and any and all other non-public information which, if disclosed by the Group would assist in competition against it. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Group, (ii) the Group’s current products or products currently identified and/or under development by the Group, (iii) the costs, sources of supply, financial performance and strategic plans of the Group, (iv) the identity and special needs of the customers of the Group and (v) the people and organizations with whom the Group has business relationships and those relationships. Confidential Information also includes any information that the Group has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

9.2.       All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Group and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Group. Executive shall safeguard all Documents and shall surrender to the Group at the time his employment terminates, or at such earlier time or times as the Board of Directors may specify, all Documents then in Executive’s possession or control.

10.             Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. Notwithstanding the foregoing, this Agreement may not be assigned by Executive.

11.             Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if sent in accordance with this paragraph to the address specified herein or such other address as any party hereto shall have specified by notice in writing to the other party hereto. All notices delivered in accordance herewith shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, with verification of receipt, or (iv) one (1) day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt.

12.             Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the matters described herein, including, but not limited to, the termination of Executive without Cause.

13.             Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14.             Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement.

15.             Severability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective in that jurisdiction to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

16.             Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to its principles regarding conflicts of law.

17.             Agreement Not Construed Against Drafter. The parties and their respective counsel have reviewed this Agreement in its entirety and acknowledge that each has had a full opportunity to negotiate the terms of this Agreement. Therefore, the parties waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the drafter of the Agreement, and agree and affirm that the Agreement and all provisions thereof shall in all cases be construed as a whole, according to the fair meaning of the language used.

18.             Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. This Agreement may be delivered by facsimile.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

COMPANY/GROUP:	ACESIS HOLDINGS CORPORATION,
ACESIS BIOMED LTD
ACESIS BIOMED US. INC.

	By:	/s/ Costas N. Karatzas
		Name:	Costas N. Karatzas
		Title:	Chief Executive Officer

EXECUTIVE:	DUANE C. KNIGHT, JR.

/s/ Duane C. Knight
	Name:	Duane C. Knight, Jr., Individually